Exhibit 99.1

PLUMAS BANCORP REPORTS A 32% INCREASE

IN THIRD QUARTER EARNINGS

QUINCY, California, October 16, 2014 – Plumas Bancorp (Nasdaq:PLBC), a bank holding company and the parent company of Plumas Bank, today announced third quarter 2014 earnings of $1.3 million, an increase of $320 thousand or 32%, as compared to $1.0 million during the third quarter of 2013. For the nine months ended September 30, 2014, Plumas Bancorp (the “Company”) reported net income of $3.4 million an increase of $879 thousand or 35%, from $2.5 million during the first nine months of 2013.

Net income allocable to common shareholders increased by $365 thousand from $962 thousand or $0.20 per diluted share during the three months ended September 30, 2013 to $1.3 million or $0.27 per diluted share during the current three month period. For the nine months ended September 30, 2014, net income allocable to common shareholders totaled $3.4 million or $0.68 per diluted share compared to $2.7 million or $0.56 per diluted share during the nine months ended September 30, 2013. Net income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income. There were no shares of preferred stock outstanding during 2014. During the three and nine months ended September 30, 2013, accrued dividends and discount amortized on preferred stock totaled $49 thousand and $330 thousand, respectively. In addition, during the three and nine months ended September 30, 2013 the Company recognized a discount on redemption of preferred stock of $4 thousand and $534 thousand, respectively which was included as an addition to net income allocable to common shareholders during the 2013 periods.

"The Board of Directors, executive team and I are pleased with the strong results for the Company’s third quarter, which marked our nineteenth consecutive quarter of profitable operations,” remarked President and Chief Executive Officer, Andrew J. Ryback. He continued, “We grew loans by over $38 million, closely managed our expenses, strengthened our capital position and saw improvements in credit quality. We are making important progress toward achieving our strategic priorities, and we are confident that our continued focus and discipline will benefit our long-term performance.”

Ryback continued, "One achievement that is particularly noteworthy has been our ability to control costs over the past several quarters. Because of this commitment to cost control, operating expenses have remained relatively flat even while we continue to make strategic investments in staffing and services in addition to absorbing the increasing cost of regulatory compliance."

Ryback concluded, "Our results this quarter demonstrate continued momentum in growing our Company, which has been fueled by ongoing strategic investments in our people, products and services. Our strong business fundamentals, dedicated team, ongoing ability to leverage our brand in our footprint, and the support of our shareholders continue to be the foundations of our success.”

Financial Highlights

September 30, 2014 compared to September 30, 2013

●	Net loans increased by $38 million or 12% to $359 million at September 30, 2014 compared to $321 million at September 30, 2013.
●	Total deposits increased by $10.9 million to $472 million at September 30, 2014.
●	Nonperforming assets decreased by $2.8 million from $12.7 million at September 30, 2013 to $9.9 million at September 30, 2014.
●	The ratio of nonperforming loans to total loans decreased from 1.84% to 1.64% and the ratio of nonperforming assets to total assets decreased from 2.41% to 1.82%
●	Annualized net charges-offs as a percent of average loans declined from 0.66% to 0.39%.
●	Total common equity increased by $4.6 million to $34.7 million.

Three months ended September 30, 2014 compared to September 30, 2013

●	Annualized return on average assets increased from 0.78% to 0.98%.
●	Income before provision for taxes increased by $494 thousand to $2.2 million.
●	Net interest income increased by $265 thousand, or 6% to $4.9 million.
●	Non-interest income increased by $364 thousand, or 24% to $1.9 million.

Nine months ended September 30, 2014 compared to September 30, 2013

●	Increased net income by $879 thousand or 35% to $3.4 million and diluted EPS by $0.12 or 21%, from $0.56 to $0.68.
●	Increased net interest income by $795 thousand to $14.2 million.
●	Increased non-interest income by $547 thousand or 11%.
●	The provision for loan losses declined by $450 thousand to $750 thousand.

Asset Quality

We continue to experience improvement in asset quality. The largest area of improvement was a decline of $2.7 million or 41% in other real estate owned (“OREO”) from $6.6 million at September 30, 2013 to $3.9 million at September 30, 2014. Nonperforming loans at September 30, 2014 totaled $5.9 million, a decrease of $53 thousand from the $6.0 million balance at September 30, 2013. Nonperforming loans as a percentage of total loans decreased to 1.64% at September 30, 2014, down from 1.84% at September 30, 2013. Nonperforming assets (which are comprised of nonperforming loans, OREO and repossessed vehicle holdings) at September 30, 2014 were $9.9 million, down 22% from $12.7 million at September 30, 2013. Nonperforming assets as a percentage of total assets decreased to 1.82% at September 30, 2014 down from 2.41% at September 30, 2013.

The provision for loan losses declined by $450 thousand from $1.2 million during the nine months ended September 30, 2013 to $750 thousand for the current period. During the nine months ended September 30, 2013 we recorded a $0.7 million provision related to a specific reserve required on a significant land development loan. During June, 2013 this loan, which had a book balance after specific reserve of $2.3 million, was transferred to OREO. During June, 2014 this property was sold and we recorded a $28 thousand gain on sale.

Net charge-offs totaled $1.0 million during the nine months ended September 30, 2014 and $1.6 million during the same period in 2013. Annualized net charge-offs as a percentage of average loans decreased from 0.66% during the nine months ended September 30, 2013 to 0.39% during the current period. The allowance for loan losses totaled $5.3 million at September 30, 2014 and September 30, 2013. Consistent with an improvement in loan quality, the allowance for loan losses as a percentage of total loans decreased from 1.63% at September 30, 2013 to 1.45% at September 30, 2014.

Loans, Deposits, Investments and Cash

Net loans increased by $38 million, or 12%, from $321 million at September 30, 2013 to $359 million at September 30, 2014. The Company is focused on growing loan balances through a balanced and diversified approach. The two largest areas of growth in the Company’s loan portfolio were $15.8 million in commercial real estate loans and $12.6 million in automobile loans. Additionally, construction and land development loans increased by $6.7 million to $21.4 million and commercial loans increased by $3.2 million.

Core deposit growth remains strong. Total deposits were $472 million as of September 30, 2014, up $10.9 million from the September 30, 2013 balance of $461 million. Non-interest bearing demand deposits increased by $14.4 million and savings and money market accounts increased by $6.4 million. Interest bearing transaction accounts (NOW) decreased by $3.0 million and time deposits declined by $6.9 million. We attribute the decline in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types. The Company has no brokered deposits.

Total investment securities decreased by $2.9 million from $87.2 million at September 30, 2013 to $84.3 million as of September 30, 2014. Cash and due from banks decreased by $13.0 million from $75.2 million at September 30, 2013 to $62.2 million at September 30, 2014 as cash balances as well as the growth in deposits were used to fund the increase in loans.

Shareholders’ Equity

Total shareholders’ equity increased by $1.5 million from $33.2 million at September 30, 2013 to $34.7 million at September 30, 2014 as earnings during the twelve month period totaling $4.3 million and a decrease in net unrealized loss on investment securities of $232 thousand were partially offset by the repurchase of our remaining preferred stock during the fourth quarter of 2013, which totaled $3.1 million at September 30, 2013.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.9 million for the three months ended September 30, 2014, an increase of $265 thousand, or 6%, from $4.6 million for the same period in 2013. The increase in net interest income includes an increase of $276 thousand in interest income and a decline of $25 thousand in interest expense on deposits. These items were partially offset by an increase in interest expense on other interest-bearing liabilities of $36 thousand. Loan yield declined from 5.74% during the third quarter of 2013 to 5.42% during the current quarter; however, the effect of this decline in yield on net interest margin was offset by an increase in loans as a percentage of earning assets and an increase in yield on investment securities. Net interest margin for the three months ended September 30, 2014 was 4.01% compared to 4.00% during the same quarter in 2013.

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2014 was $14.2 million, an increase of $795 thousand from the $13.4 million earned during the same period in 2013. The increase in net interest income includes an increase of $984 thousand in interest income and a decline of $69 thousand in interest expense on deposits. These items were partially offsetting by an increase in interest expense on other interest-bearing liabilities of $258 thousand. Net interest margin for the nine months ended September 30, 2014 decreased 8 basis points, or 2%, to 4.01%, down from 4.09% for the same period in 2013.

Non-Interest Income and Expense

During the three months ended September 30, 2014 non-interest income increased by $364 thousand to $1.9 million up from $1.5 million during the three months ended September 30, 2013. The largest component of this increase was an increase of $134 thousand in gain on sale of government guaranteed loans from $170 thousand during the third quarter of 2013 to $304 thousand during the current quarter. In addition, during the quarter ending September 30, 2014 we sold $16.2 million in available-for sale securities recording a gain on sale of $128 thousand. The remaining increase relates to increases in service charges and customer fee income.

During the nine months ended September 30, 2014 non-interest income totaled $5.5 million an increase of $547 thousand from the nine months ended September 30, 2013. The largest component of this increase was an increase of $275 thousand in service charge income which we attribute to growth in the Company’s demand deposit accounts, an increase in debit card interchange income and a restructuring of our service charge fee structure beginning in August of 2013.

Non-interest expense totaled $4.3 million during the three months ended September 30, 2014 a decrease of $65 thousand from $4.4 million during the same period in 2013. The largest components of this decrease was a one-time adjustment to accrued life insurance costs totaling approximately $90 thousand and savings of $135 thousand related to reductions in legal expense on loan collection activities. The largest increase in non-interest expense was $133 thousand in provision for OREO losses from a credit of $41 thousand during the 2013 quarter to expense of $92 thousand during the current quarter.

During the nine months ended September 30, 2014, total non-interest expense increased by $284 thousand, or 2%, to $13.3 million, up from $13.0 million for the comparable period in 2013. The largest components of this increase were $504 thousand in salary and benefit expense, $186 thousand in outside service fees, $132 thousand in OREO costs and $117 thousand in occupancy and equipment expense. The largest declines in non-interest expense were $286 thousand in professional fees, $146 thousand in provision for OREO losses, and $128 thousand in deposit premium amortization.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	As of September 30,
	2014	2013	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$62,219	$75,180	$(12,961)	-17.2%
Investment securities	84,304	87,228	(2,924)	-3.4%
Loans, net of allowance for loan losses	359,171	321,145	38,026	11.8%
Premises and equipment, net	11,796	12,625	(829)	-6.6%
Bank owned life insurance	11,762	11,418	344	3.0%
Real estate and vehicles acquired through foreclosure	3,951	6,670	(2,719)	-40.8%
Accrued interest receivable and other assets	9,894	11,149	(1,255)	-11.3%
Total assets	$543,097	$525,415	$17,682	3.4%

LIABILITIES AND
SHAREHOLDERS’ EQUITY
Deposits	$472,214	$461,354	$10,860	2.4%
Accrued interest payable and other liabilities	17,471	13,341	4,130	31.0%
Note payable	1,000	-	1,000	100.0%
Subordinated debentures	7,414	7,255	159	2.2%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	508,409	492,260	16,149	3.3%
Preferred stock	-	3,125	(3,125)	-100.0%
Common equity	34,688	30,030	4,658	15.5%
Shareholders’ equity	34,688	33,155	1,533	4.6%
Total liabilities and shareholders’ equity	$543,097	$525,415	$17,682	3.4%

PLUMAS BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

 (Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2014	2013	Dollar Change	Percentage Change

Interest income	$5,302	$5,026	$276	5.5%
Interest expense	432	421	11	2.6%
Net interest income before provision for loan losses	4,870	4,605	265	5.8%
Provision for loan losses	300	100	200	200.0%
Net interest income after provision for loan losses	4,570	4,505	65	1.4%
Non-interest income	1,895	1,531	364	23.8%
Non-interest expenses	4,288	4,353	(65)	-1.5%
Income before income taxes	2,177	1,683	494	29.4%
Provision for income taxes	850	676	174	25.7%
Net income	$1,327	$1,007	$320	31.8%
Discount on Redemption of Preferred Stock	-	4	(4)	-100.0%
Preferred Stock Dividends and Discount Accretion	-	(49)	49	-100.0%
Net income available to common shareholders	$1,327	$962	$365	37.9%

Basic earnings per share	$0.28	$0.20	$0.08	40.0%
Diluted earnings per share	$0.27	$0.20	$0.07	35.0%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2014	2013	Dollar Change	Percentage Change

Interest income	$15,479	$14,495	$984	6.8%
Interest expense	1,288	1,099	189	17.2%
Net interest income before provision for loan losses	14,191	13,396	795	5.9%
Provision for loan losses	750	1,200	(450)	-37.5%
Net interest income after provision for loan losses	13,441	12,196	1,245	10.2%
Non-interest income	5,476	4,929	547	11.1%
Non-interest expenses	13,313	13,029	284	2.2%
Income before income taxes	5,604	4,096	1,508	36.8%
Provision for income taxes	2,210	1,581	629	39.8%
Net income	$3,394	$2,515	$879	35.0%
Discount on Redemption of Preferred Stock	-	534	(534)	-100.0%
Preferred Stock Dividends and Discount Accretion	-	(330)	330	-100.0%
Net income available to common shareholders	$3,394	$2,719	$675	24.8%

Basic earnings per share	$0.71	$0.57	$0.14	24.6%
Diluted earnings per share	$0.68	$0.56	$0.12	21.4%

PLUMAS BANCORP

SELECTED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

(Unaudited)

	September 30,
	2014	2013
QUARTERLY AVERAGE BALANCES
Assets	$535,706	$511,828
Earning assets	$482,350	$457,821
Loans	$358,254	$323,968
Deposits	$468,324	$448,956
Common equity	$34,327	$29,542
Total equity	$34,327	$32,873

CREDIT QUALITY DATA
Allowance for loan losses	$5,251	$5,305
Allowance for loan losses as a percentage of total loans	1.45%	1.63%
Nonperforming loans	$5,945	$5,998
Nonperforming assets	$9,896	$12,668
Nonperforming loans as a percentage of total loans	1.64%	1.84%
Nonperforming assets as a percentage of total assets	1.82%	2.41%
Year-to-date net charge-offs	$1,016	$1,581
Year-to-date net charge-offs as a percentage of average loans, annualized	0.39%	0.66%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.28	$0.20
Diluted earnings per share for the quarter	$0.27	$0.20
Quarterly weighted average shares outstanding	4,795	4,782
Quarterly weighted average diluted shares outstanding	4,995	4,922
Basic earnings per share, year-to-date	$0.71	$0.57
Diluted earnings per share, year-to-date	$0.68	$0.56
Year-to-date weighted average shares outstanding	4,792	4,779
Year-to-date weighted average diluted shares outstanding	4,970	4,868
Book value per common share	$7.23	$6.28
Total shares outstanding	4,795	4,783

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average common equity	15.3%	12.9%
Annualized return on average assets	0.98%	0.78%
Net interest margin	4.01%	4.00%
Efficiency ratio	63.4%	70.9%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average common equity	13.7%	12.1%
Annualized return on average assets	0.87%	0.69%
Net interest margin	4.01%	4.09%
Efficiency ratio	67.7%	71.1%
Loan to Deposit Ratio	76.8%	70.5%
Total Risk-Based Capital Ratio	14.3%	14.7%